EXHIBIT 99.2

For Immediate Release

CHARMING SHOPPES CALLS FOR REDEMPTION OF ITS $150 MILLION
SENIOR CONVERTIBLE NOTES DUE 2012

Bensalem, Pa., April 30, 2007 - Charming Shoppes, Inc. (Nasdaq: CHRS), announced today it has called for redemption on June 4, 2007 all of its $150 million principal amount 4.75% Senior Convertible Notes Due 2012 (the “2012 Notes”). The Notes were originally issued in 2002.

Prior to 5:00 p.m., New York City time on June 1, 2007, holders may convert their 2012 Notes into shares of the Company’s common stock at a conversion price of $9.88 per share. Cash will be paid in lieu of fractional shares. On April 30, 2007, the last reported sale price of the Company’s common stock on the Nasdaq Global Select Market was $12.50 per share.

If not converted, upon redemption of the 2012 Notes, holders will receive a total of 102.38% per $1,000 principal amount of the 2012 Notes, plus accrued and unpaid interest up to, but excluding, June 4, 2007.

Any of the 2012 Notes called for redemption and not converted on or before 5:00 p.m., New York City time on June 1, 2007, will be automatically redeemed by the Company and no further interest will accrue after June 3, 2007.

A Notice of Redemption is being mailed to all registered holders of the 2012 Notes. Copies of the Notice of Redemption may be obtained from U.S. Bank National Association, the Trustee, by calling the Corporate Trust Services department at 1-800-934-6802. The address of U.S. Bank is 60 Livingston Avenue, 1st Fl-Bond Drop Window, St. Paul, MN 55107.

About Charming Shoppes, Inc.

Charming Shoppes, Inc. operates 2,378 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLET™, and PETITE SOPHISTICATE OUTLET™. Apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders: Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's. Please visit www.charmingshoppes.com for additional information about Charming Shoppes, Inc.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
215-638-6955